EXHIBIT 11.4


CPI CORP. COMPUTATION OF EARNINGS PER COMMON SHARE - BASIC
(in thousands of dollars or shares except per share amounts)
Forty Weeks Ended November 13, 1999 and November 14, 1998

                                           Forty Weeks Ended
                                         ----------------------
                                          Nov. 13,    Nov. 14,
                                            1999        1998
                                         ---------    ---------
Basic:
  Net earnings (loss) applicable to
    common shares                        $ (4,229)    $  6,932
                                         =========    =========
Shares:
  Weighted average number of
    common shares outstanding              17,777       17,624
  Less:  Treasury stock - weighted
    average                                (7,897)      (7,661)
                                         ---------    ---------
  Weighted average number of common
    and common equivalent shares
    outstanding                             9,880        9,963
                                         =========    =========
Net earnings (loss) per common and
    common equivalent shares             $  (0.43)    $   0.70
                                         =========    =========













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